UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006

MICROHELIX, INC.
(Exact name of Registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

19500 SW 90th Court, Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 503-692-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective November 2, 2006, microHelix, Inc. ("microHelix") entered into two agreements under which it issued shares of its newly authorized Series C Preferred Stock, no par value ("Series C Preferred Stock") and issued warrants to purchase shares of its Common Stock, no par value ("Common Stock"). The agreements entered into were:

(a)
Series C Preferred Stock Purchase Agreement under which MH Financial Associates, LLC, an Oregon limited liability company ("MH Financial"), purchased 139,535 shares of Series C Preferred Stock for $2.15 per share, or a total of $300,000. Each share of Series C Preferred Stock is initially convertible into 10 shares of Common Stock. If the Series C Preferred Stock were converted at the initial conversion ratio, microHelix would issue 1,395,350 shares of Common Stock. James M. Williams, Chairman of the Board and a director of microHelix, is an investor in MH Financial. MH Financial is an affiliate of Aequitas Capital Management, Inc., which serves as microHelix's financial advisor.

(b)	Warrant (the "Series C Warrant") issued to MH Financial to purchase 1,046,513 shares of Common Stock at an initial exercise price of $0.30 per share. The Series C Warrant expires on November 1, 2011.

Item 3.02. Unregistered Sale of Equity Securities.

On November 2, 2006, microHelix issued to MH Financial: (a) 139,535 shares of its Series C Preferred Stock for $2.15 per share in a private placement in which it received total gross cash proceeds of $300,000, and (b) the Series C Warrant. These securities were issued to an accredited investor in reliance on Regulation D promulgated under the Securities Act of 1933, as amended. The disclosure contained in paragraphs (a) and (b) of Item 1.01 above are hereby incorporated into this Item 3.02 by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following documents are filed as exhibits to this Form 8-K:

10.1 Series C Preferred Stock Purchase Agreement dated November 2, 2006 between microHelix, Inc. and MH Financial Associates, LLC.

10.2 Form of Warrant dated November 2, 2006 issued by microHelix, Inc. to MH Financial Associates, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

microHelix, Inc.
(Registrant)

Date: November 7, 2006	By:	/s/Tyram H. Pettit
Tyram H. Pettit
President and Chief Executive Officer